Exhibit 5.1

May 29, 2026

Edesa Biotech, Inc.

100 Spy Court

Markham, Ontario, Canada L3R 5H6

Re:            2019 Incentive Compensation Plan

Ladies and Gentlemen:

We have acted as Canadian legal counsel to Edesa Biotech, Inc., a corporation organized under the laws of British Columbia (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”), being filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on the date hereof. This Registration Statement relates to the registration of an additional 750,000 common shares (the “Shares”), no par value per share (the “Common Shares”), of the Company that may be issued under the Company’s 2019 Equity Incentive Compensation Plan (the “Plan”), as amended.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related applicable prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter and relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are qualified to practice law in the Provinces of British Columbia, Alberta, Ontario and Québec (the “Jurisdictions”) and we do not purport to be experts on the law of any other jurisdiction other than the Jurisdictions and the federal laws of Canada applicable therein. We do not express any opinion herein concerning any law other than the laws of the Jurisdictions and the federal laws of Canada applicable therein. We express no opinion and make no representation with respect to the law of any other jurisdiction.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action of the Company and, when issued and sold in accordance with the provisions of the Plan, will be validly issued, fully paid and non-assessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ FASKEN MARTINEAU DuMOULIN LLP

FASKEN MARTINEAU DuMOULIN LLP